Deutsche Bank

Fact Sheet for Term Sheet No. 1816AE
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated: August 21, 2013

Review Notes Linked to the Performance of Brent Crude Futures Contracts due August 29, 2014

Premium payment upon automatic call; return of initial investment if downside barrier is not breached; full downside exposure if downside barrier is breached

General

The notes are designed for investors who seek early exit prior to maturity at a premium if on any of the Review Dates the Closing Price of the Underlying (in the case of the first, second or third Review Date) or the Final Price (in the case of the final Review Date) is greater than or equal to the Call Price applicable to that Review Date. If the notes are not automatically called and the Final Price of the Underlying is greater than or equal to the Trigger Price, investors will receive $1,000 per $1,000 Face Amount of notes. However, if the notes are not automatically called and the Final Price of the Underlying is less than the Trigger Price, investors will lose 1.00% of the Face Amount of their notes for every 1.00% by which the Final Price is less than the Initial Price. The notes do not pay any coupons or dividends, and investors should be willing to lose a significant portion or all of your initial investment if the notes are not automatically called and the Final Price is less than the Trigger Price. Any payment at maturity or upon an Automatic Call is subject to the credit of the Issuer.

Note Characteristics

- Potential to receive a call premium upon an Automatic Call.
- No protection against loss if the notes are not called and the Final Price is less than the Trigger Price

Risk Considerations

- Appreciation potential limited to the applicable call premium.
- You will lose some or all of your investment in the notes if the notes are not called and the Final Price is less than the Trigger Price.
- Potential early exit as a result of the Automatic Call feature
- Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return on the initial investment at maturity.
- Any payment on the notes is subject to the creditworthiness of the Issuer.
- The Issuer (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Accordingly, you should be able and willing to hold your notes to maturity.
- Additional risk factors can be found on the last three pages of this fact sheet.

Hypothetical Payment Upon an Automatic Call


First Review Date: Is Closing Price ≥ Call Price?
Face Amount plus 2.975% return*
Second Review Date: Is Closing Price ≥ Call Price?
Yes, Automatic Call
Face Amount plus 5.950% return*
Third Review Date: Is Closing Price ≥ Call Price?
Yes, Automatic Call
Face Amount plus 8.925% return*
Is Final Price ≥ Call Price?
Yes, Automatic Call
Face Amount plus 11.900% return*
No
See following page

*The actual call premium will be determined on the Trade Date.

Summary of Indicative Terms

CUSIP:	25152REE9
Issuer:	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount
Maturity/Tenor:	Approximately 12 months
Underlying:	The nearby month's brent crude futures contract traded on the IntercontinentalExchange ("ICE") (Bloomberg Page: CO1 <Comdty>)
Face Amount:	$1,000
Automatic Call:	The notes will be automatically called if on any of the Review Dates the Closing Price of the Underlying (in the case of the first, second or third Review Date) or the Final Price (in the case of the final Review Date) is greater than or equal to the Call Price applicable to that Review Date . If the notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of notes equal to the Face Amount *plus* the product of the Face Amount and the applicable call premium, calculated as follows: $1,000 + ($1,000 x 2.975%) if called on the first Review Date $1,000 + ($1,000 x 5.950%) if called on the second Review Date $1,000 + ($1,000 x 8.925%) if called on the third Review Date. $1,000 + ($1,000 x 11.900%) if called on the final Review Date.
Call Price:	On the first Review Date, the Call Price is equal to 100% of the Initial Price. On the second Review Date, the Call Price is equal to 97% of the Initial Price. On the third Review Date, the Call Price is equal to 94% of the Initial Price. On the final Review Date, the Call Price is equal to 91% of the Initial Price.
Payment at Maturity:	• If the notes are not automatically called and the Final Price is greater than or equal to the Trigger Price: $1,000 • If the notes are not automatically called and the Final Price is less than the Trigger Price: $1,000 + ($1,000 x Underlying Return) *You will lose a significant portion or all of your investment at maturity if the Final Prices is less than the Trigger Price.*
Underlying Return:	$\frac{\text{Final Price} - \text{Initial Price}}{\text{Initial Price}}$
Trigger Price:	80% of the Initial Price
Initial Price:	The official settlement price on the Trade Date per barrel of Brent Blend Crude Oil on ICE of the October 2013 futures contract stated in U.S. dollars, as made public by ICE (Bloomberg: CO1 <Comdty>).
Final Price:	The arithmetic average of the Closing Prices of the Underlying on each of the five Averaging Dates.
Closing Price:	The official settlement price per barrel of Brent Blend Crude Oil on ICE of the futures contract set to expire in the applicable nearby month stated in U.S. dollars, as made public by ICE (Bloomberg: CO1 <Comdty>).
Review Dates:	November 20, 2013 (first Review Date), February 20, 2014 (second Review Date), May 20, 2014 (third Review Date) and August 26, 2014 (final Review Date)
Call Settlement Dates:	The third business day after the applicable Review Date.
Trade Date:	August 21, 2013
Settlement Date:	August 27, 2013
Averaging Dates:	August 20, 2014, August 21, 2014, August 22, 2014, August 25, 2014 and August 26, 2014
Maturity Date:	August 29, 2014
Fees and Commissions:	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes, but may forgo any fees for sales to certain fiduciary accounts for which JP Morgan Chase Bank, N.A. or its affiliates acts in a fiduciary capacity. For more information see "Supplemental Plan of Distribution" in the accompanying term sheet No. 1816AE.

The Issuer's estimated value of the notes on the Trade Date is approximately $965.00 to $985.00 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see "Issuer's Estimated Value of the Notes" in the accompanying term sheet No. 1816AE for additional information.

For more information regarding this offering, please refer to the term sheet No. 1816AE on the SEC website at http://www.sec.gov/Archives/edgar/data/1159508/000095010313005016/dp40293_fwp-ps1816ae.htm. .

NOT FDIC / NCUA INSURED OR GUARANTEED * MAY LOSE VALUE
NO BANK GUARANTEE * NOT A DEPOSIT
NOT INSURED OR GUARANTEED BY ANY FEDERAL GOVERNMENTAL AGENCY

Calculating the Payment at Maturity

If the notes are not automatically called prior to the final Review Date, for every $1,000 Face Amount of notes, investors will receive at maturity an amount based on the Underlying Return, determined as follows. Any payment on the notes is subject to the credit of the Issuer.

                                                                         Final Price -- Initial Price

 ---------------------------------------------------------------------------------------------------------
1   Determine the Underlying Return        Underlying Return   =
                                                                               Initial Price
                                       Because the Final Price is greater than or equal to the applicable Call Price, the notes are automatically called on the final Review
        Is the Underlying Return       Date. For every $1,000 Face Amount of notes, you will be entitled to receive one payment of
 $1,000 plus the product of $1,000 and
2       greater than or equal to   Yes                         the applicable call premium on the final Review Date, calculated as follows:
      -9.00% on the Final Review                                   Face Amount   Face Amount    Call Premium
                 Date?                     Payment at Maturity =      $1,000 +  ( $1,000     x 11.90% )
                 No
3       Is the Underlying Return   Yes     Payment at Maturity =      $1,000
      less than -9.00% but greater
       than or equal to -20.00%?
                 NoNo
                                                      Face Amount is reduced by 1% for every 1% that the Final Price is less than the Initial
        Is the Underlying Return                     Price. Therefore, you will a significant portion or all of your investment at maturity:
4         less than -20.00%?       Yes                             Face Amount  Face Amount  Underlying Return
                                           Payment at Maturity =     $1,000 +   ( $1,000 x   Underlying Return )
=== ============================== ===

Hypothetical Payment Upon an Automatic Call or at Maturity

The hypothetical returns set forth below assume a Trigger Price equal to 80% of the Initial Price, the Call Prices applicable to the first, second, third and final Review Dates of $110.00, $106.70, $103.40 and $100.10, respectively, and the call premiums applicable to the first, second, third and final Review Dates of 2.975%, 5.950%, 8.925% and 11.900%, respectively. The actual call premium will be set on the Trade Date.

     Underlying Appreciation/    Return at First Review Date Return at Second Review Date Return at Third Review Date Return at
 Final Review Date
Depreciation on Each Review Date
               100.00%                      2.975%                        5.950%                      8.925%
 11.900%
               80.00%                       2.975%                        5.950%                      8.925%
 11.900%
               50.00%                       2.975%                        5.950%                      8.925%
 11.900%
               20.00%                       2.975%                        5.950%                      8.925%
 11.900%
               10.00%                       2.975%                        5.950%                      8.925%
 11.900%
-------------------------------- --------------------------- ---------------------------- ---------------------------
                0.00%                       2.975%                        5.950%                      8.925%
 11.900%
                -3.00%                        N/A                         5.950%                      8.925%
 11.900%
                -6.00%                        N/A                           N/A                       8.925%
 11.900%
                -9.00%                        N/A                           N/A                         N/A
 11.900%
               -15.00%                        N/A                           N/A                         N/A
 0.000%
-------------------------------- --------------------------- ---------------------------- ---------------------------
 ---------------------------
               -20.00%                        N/A                           N/A                         N/A
 0.000%
               -50.00%                        N/A                           N/A                         N/A
 -50.000%
               -80.00%                        N/A                           N/A                         N/A
 -80.000%
              -100.00%                        N/A                           N/A                         N/A
 -100.000%

Selected Risk Factors
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not pay coupons or dividends and do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Underlying and will depend on whether the notes are automatically called and whether the Final Price is less than the Trigger Price. If the notes are not called and the Final Price is less than the Trigger Price, you will be fully exposed to the negative Underlying Return, and you will lose 1.00% of the Face Amount of your notes for every 1.00% by which the Final Price is less than the Initial Price, with a maximum loss of 100.00% of your initial investment. Under these circumstances, you will lose a significant portion or all of your investment.

YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE APPLICABLE CALL PREMIUM — If the Closing Price of the Underlying on the first, second or third Review Date or the Final Price on the final Review Date is greater than or equal to the Call Price applicable for such Review Date, you will receive on the applicable Call Settlement Date a payment per $1,000 Face Amount of notes equal to $1,000 plus the product of $1,000 and the applicable call premium, regardless of the appreciation in the Underlying, which may be significant. The actual call premiums applicable to the first, second, third and final Review Dates will be determined on the Trade Date, but will not be less than 2.975%, 5.950%, 8.925% and 11.900%, respectively. Accordingly, the maximum return on the notes will be limited to the call premium of 11.900% for the final Review Date.

REINVESTMENT RISK — If the notes are automatically called, the term of the notes may be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to the Maturity Date.

THE NOTES DO NOT PAY COUPONS — Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in  Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this fact sheet) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your note or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE NOTES — If a Commodity Hedging Disruption Event occurs, we will have the right to accelerate the payment on your notes prior to maturity. The amount due and payable on the notes upon such early acceleration will be determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY ADVERSELY AFFECT THE PRICE OF THE UNDERLYING AND THE VALUE OF THE NOTES — Commodity futures contracts such as the Underlying are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the price of the Underlying. The effect on the value of the notes of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, a future regulatory change may cause a Commodity Hedging Disruption Event to occur or may increase the likelihood that a Commodity Hedging Disruption Event will occur during the term of the notes. If a Commodity Hedging Disruption Event does occur, we may, in our sole and absolute discretion, accelerate the payment on your notes early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment. We may also decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in the Underlying. Additionally, other market participants are subject to the same regulatory issues and may decide, or be required, to sell their positions in the Underlying. While the effect of these or other regulatory developments are difficult to predict, if such broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of the Underlying and therefore, the value of the notes.

SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The amount owed on the notes is linked exclusively to the price of brent crude futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of brent crude futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a note linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

THE NOTES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The notes offer investors exposure to the price of ICE-traded brent crude futures contracts and not to the spot price of brent crude oil. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time.

INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE UNDERLYING OR OTHER RELATED CONTRACTS — The amount owed on the notes is based on the Underlying Return. The return on your notes may not reflect the return you would realize if you directly invested in the Underlying, or any exchange-traded or over-the-counter instruments based on the Underlying. You will not have any rights that holders of such commodity or instruments have.

PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors that tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about such factors and speculative activity also cause commodities prices to fluctuate. Such factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Underlying and, as a result, the market value of the notes, and any payments you may receive in respect of the notes.

CHANGES IN SUPPLY AND DEMAND IN THE MARKET FOR BRENT CRUDE FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The notes are linked to the performance of futures contracts on an underlying physical commodity, brent crude oil. Changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. Because the Initial Price and Final Price will be determined by reference to the applicable nearby month's futures contract specified herein, the value of the notes may be less than would otherwise be the case if the Initial Price and Final Price would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits could adversely affect the price of the Underlying and, therefore, the value of the notes.

THE NOTES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO BRENT CRUDE OIL AS A COMMODITY — Brent crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility.

FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS — Because futures contracts on brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Underlying will be affected by economic conditions in Europe and
Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Underlying and, therefore, the notes.

THERE ARE CERTAIN RISKS RELATING TO THE PRICE OF THE UNDERLYING, AS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF THE UNDERLYING AS DETERMINED BY ICE — The Underlying is traded on ICE. The price of the Underlying will be determined by reference to the official settlement price per barrel of Brent Blend Crude Oil on ICE of the nearby month’s futures contract, stated in U.S. dollars, as made public by ICE. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

A DECISION BY ICE TO INCREASE MARGIN REQUIREMENTS FOR BRENT CRUDE FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE UNDERLYING — If ICE increases the amount of collateral required to be posted to hold positions in the Underlying (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Underlying to decline significantly.

PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying may bear little relation to the historical prices of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this fact sheet. We cannot predict the future performance of the Underlying.

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER'S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this fact sheet is based on the full Face Amount of your notes, the Issuer's estimated value of the notes on the Trade Date (as disclosed on the cover of this fact sheet) is less than the Issue Price of the notes. The Issuer's estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer's estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — While we expect that, generally, the price of the Underlying will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other.

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the notes by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines.  We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYING TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Underlying to which the notes are linked.

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date. The calculation agent will determine, among other things, the Final Price, the Underlying Return and the amount that Deutsche Bank AG will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The determination of a market disruption event by the calculation agent could adversely affect the amount of payment you receive at maturity.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — In determining our tax reporting responsibilities, if any, with respect to the notes, we expect to treat them for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity or pursuant to an automatic call) and (ii) your gain or loss on the notes should be short-term capital gain or loss unless you have held the notes for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, significant aspects of the tax treatment of the notes are uncertain. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could differ materially and adversely from those described briefly above. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the tax treatment of “prepaid forward contracts” and similar instruments. Any resulting guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 1816AE, the underlying supplement and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 1816AE and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.